FOR IMMEDIATE RELEASE


Contact:  Carol DiRaimo, Vice President of Investor Relations
          (913) 967-4109

              Applebee's International Reports May Comparable Sales

OVERLAND   PARK,   KAN.,  May  30,  2007  --  Applebee's   International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the four-week period ended May 27, 2007.

System-wide domestic comparable sales decreased 2.1 percent for the May period, while comparable sales for domestic franchise restaurants decreased 1.9 percent. Comparable sales for company restaurants decreased 2.9 percent, reflecting a decrease in guest traffic of between 3.0 and 3.5 percent, combined with a higher average check. Company restaurants lapped a menu price increase of approximately
1.5 percent taken at the beginning of the May 2006 period. Concurrent with the introduction of the company's new menu this week, a price increase of approximately 1.3 percent was taken. The company noted that lunch traffic was positive during the month in company restaurants as a result of the Pick `N Pair menu.

System-wide domestic comparable sales for the quarter-to-date period through May (eight weeks) have decreased 1.4 percent, with domestic franchise restaurant comparable sales down 1.3 percent and company comparable restaurant sales down
1.9 percent.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of May 27, 2007, there were 1,938 Applebee's restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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